December 4, 1997

Light Index Fund, Inc.
704 Court A
Tacoma, WA  98402

Ladies and Gentlemen:

         We have acted as counsel for you in connection with the preparation of a Registration Statement on Form N-1A relating to the sale by you of an indefinite amount of shares of Class A Common Stock, $0.0001 par value, of Light Index Fund, Inc. (such class of Common Stock being hereinafter referred to as the "Stock") in the manner set forth in the Registration Statement to which reference is made. In this connection we have examined: (a) the Registration Statement on Form N-1A including the Prospectus constituting a part thereof; (b) your Articles of Incorporation and Bylaws, as amended to date; (c) corporate proceedings relative to the authorization for issuance of the Stock; and (d) such other proceedings, documents and records as we have deemed necessary to enable us to render this opinion.

         Based upon the foregoing, we are of the opinion that the shares of Stock when sold as contemplated in the Registration Statement will be legally issued, fully paid and nonassessable.

         We hereby consent to the use of this opinion as an exhibit to the Form N-1A Registration Statement. In giving this consent, we do not admit that we are experts within the meaning of Section 11 of the Securities Act of 1933, as amended, or within the category of persons whose consent is required by Section 7 of said Act.

                                           Very truly yours,

                                           GORDON, THOMAS, HONEYWELL
                                           MALANCA, PETERSON & DAHEIM

                                           /s/   J. James Gallagher
                                           By:  J. James Gallagher
MAR:vm